QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.2

FIRST AMENDMENT
TO
INVESTMENT ADVISORY AND ADMINISTRATIVE SERVICES AGREEMENT

        THIS FIRST AMENDMENT TO INVESTMENT ADVISORY AND ADMINISTRATIVE SERVICES AGREEMENT (this "Amendment"), dated as of August 10, 2012, by and between FS Energy and Power Fund, a Delaware statutory trust (the "Fund"), and FS Investment Advisor, LLC, a Delaware limited liability company (the "Adviser").

RECITALS

        WHEREAS, the Fund and the Adviser entered into the Investment Advisory and Administrative Services Agreement, dated as of April 28, 2011 (the "Agreement"); and

        WHEREAS, the parties desire to amend the Agreement to remove references to the Subordinated Liquidation Incentive Fee (as defined in the Agreement).

AGREEMENTS

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.
Definitions.    Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Agreement, as amended by this Amendment.

2.
Amendments to the Agreement.

a.
Section 3(b) of the Agreement is hereby deleted and replaced in its entirety with the following:

    "(b)    Incentive Fee.    The Incentive Fee shall consist of two parts, as follows:

      (i)
      The first part, referred to as the "Subordinated Incentive Fee on Income," shall be calculated and payable quarterly in arrears based on the Fund's "Pre-Incentive Fee Net Investment Income" for the immediately preceding quarter. The payment of the Subordinated Incentive Fee on Income shall be subject to payment of a preferred return to investors each quarter, expressed as a quarterly rate of return on Adjusted Capital (as defined below) at the beginning of the most recently completed calendar quarter, of 1.625% (6.5% annualized), subject to a "catch up" feature (as described below).

        For this purpose, "Pre-Incentive Fee Net Investment Income" means interest income, dividend income and any other income (including any other fees, other than fees for providing managerial assistance, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Fund receives from portfolio companies) accrued during the calendar quarter, minus the Fund's operating expenses for the quarter (including the Base Management Fee, expenses payable under this Agreement and any interest expense and dividends paid on any issued and outstanding preferred shares, but excluding the incentive fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Fund has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

        For purposes of this fee, "Adjusted Capital" shall mean cumulative gross proceeds generated from sales of the Fund's Common Shares (including proceeds from the

        Fund's distribution reinvestment plan) reduced for distributions from non-liquidating dispositions of the Fund's investments paid to shareholders and amounts paid for share repurchases pursuant to the Fund's share repurchase program.

      The calculation of the Subordinated Incentive Fee on Income for each quarter is as follows:

        (A)
        No Subordinated Incentive Fee on Income shall be payable to the Adviser in any calendar quarter in which the Fund's Pre-Incentive Fee Net Investment Income does not exceed the preferred return rate of 1.625% or 6.5% annualized (the "Preferred Return") on Adjusted Capital;

        (B)
        100% of the Fund's Pre-Incentive Fee Net Investment Income, if any, that exceeds the preferred return but is less than or equal to 2.031% in any calendar quarter (8.125% annualized) shall be payable to the Adviser. This portion of the Fund's Subordinated Incentive Fee on Income is referred to as the "catch up" and is intended to provide the Adviser with an incentive fee of 20% on all of the Fund's Pre-Incentive Fee Net Investment Income when the Fund's Pre-Incentive Fee Net Investment Income reaches 2.031% (8.125% annualized) in any calendar quarter; and

        (C)
        For any quarter in which the Fund's Pre-Incentive Fee Net Investment Income exceeds 2.031% (8.125% annualized), the Subordinated Incentive Fee on Income shall equal 20% of the amount of the Fund's Pre-Incentive Fee Net Investment Income, as the Preferred Return and catch-up will have been achieved.

      (ii)
      The second part of the incentive fee, referred to as the "Incentive Fee on Capital Gains," shall be an incentive fee on capital gains earned on liquidated investments from the portfolio and shall be determined and payable in arrears as of the end of each calendar year (or upon termination of the investment advisory agreement). This fee shall equal 20.0% of the Fund's incentive fee capital gains, which shall equal the Fund's realized capital gains on a cumulative basis from inception, calculated as of the end of the applicable period, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees."

  b.
  All references in Example 2 of Appendix A of the Agreement to "Incentive Fee on Capital Gains During Operations" are hereby deleted and replaced in their entirety with "Incentive Fee on Capital Gains".

  c.
  Appendix A of the Agreement is hereby amended by deleting Example 3 in its entirety.

3.
Other Terms.    Except as provided herein, the Agreement remains unchanged and in full force and effect, and references to the "Agreement" contained in the Agreement shall for all purposes be deemed to refer to the Agreement as amended by this Amendment.

4.
Entire Agreement; Governing Law.    The Agreement, as amended by this Amendment, contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Amendment may be executed by any of the parties hereto, this Amendment shall be construed in accordance with the laws of the State of New York. For so long as the Fund is regulated as a BDC under the Investment Company Act, this Amendment shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first above written.

FS ENERGY AND POWER FUND
By:	/s/ GERALD F. STAHLECKER
	Name:	Gerald F. Stahlecker
	Title:	Executive Vice President
FS INVESTMENT ADVISOR, LLC
By:	/s/ GERALD F. STAHLECKER
	Name:	Gerald F. Stahlecker
	Title:	Executive Vice President

QuickLinks

  Exhibit 10.2
FIRST AMENDMENT TO INVESTMENT ADVISORY AND ADMINISTRATIVE SERVICES AGREEMENT
RECITALS
AGREEMENTS